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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934



Date of Report (Date of earliest event reported):             AUGUST 12, 2002


                         PEREGRINE PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)


    DELAWARE                      000-17085                     95-3698422
 (State or other                 (Commission                 (I.R.S. Employer
  jurisdiction                  File Number)                Identification No.)
of incorporation)

                        14272 FRANKLIN AVENUE, SUITE 100
                          TUSTIN, CALIFORNIA 92780-7017
               (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code:      (714) 508-6000


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ITEM 5.  OTHER EVENTS.

         On August 12, 2002, the Registrant issued a press release announcing that it had entered into two private financing arrangements with seven institutional investors for aggregate gross proceeds of $7.1 million. Of the two financing arrangements, the Registrant will receive gross proceeds of $3,750,000 in exchange for 6% convertible debentures issued to four investors. Under the same arrangement, the Registrant will receive an additional $1,250,000 from two separate investors in exchange for approximately 1.9 million shares of the Registrant's common stock issued at a negotiated price of $0.65 per share. The debentures are convertible at any time by the holders thereof at the initial rate of $0.85 per share. In addition, the four investors of debentures will receive warrants to purchase an aggregate of approximately 3.3 million shares of common stock at an exercise price of $0.75 per share. The two investors of the common stock will receive warrants to purchase an aggregate of approximately 1.4 million shares of common stock at an exercise price of $0.71 per share.

         The second financing arrangement calls for the issuance of common stock at a negotiated price of $0.65 per share in exchange for gross proceeds of $2,144,000 with a single investor. The company has agreed to issue the investor a warrant to purchase approximately 4.6 million shares of common stock at an exercise price of $0.71 per share.

         The company has also agreed to register all shares of common stock issued or which may be issued upon conversion of the debentures and exercise of the warrants, to the investors under both financing arrangements.

         In addition, the company will pay placement agent fees in cash for an aggregate amount of $707,000. The funding under the two private placements will occur on or after August 14, 2002. A copy of the press release is attached hereto as Exhibit 99.1




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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (c)      Exhibits.

                  Exhibit     Name of Exhibit
                  -------     ---------------

                  99.1        Press release of Registrant dated August 12, 2002.


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       PEREGRINE PHARMACEUTICALS, INC.



Date: August 12, 2002                  By: /s/ Edward J. Legere
                                           -------------------------------------
                                           Edward J. Legere,
                                           President and Chief Executive Officer





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